Cromwell Investment Advisors, LLC Code of Ethics – September 2023
Cromwell Investment Advisors, LLC Code of Ethics
Introduction and Things You Should Know
This is the Code of Ethics (the "Code") of Cromwell Investment Advisors, LLC (the "Company"). The Code includes the following sections:

•Definitions
•Fiduciary Duty Standards
•Code of Ethics Compliance and Administration
•Guidelines for Professional Standards
•Personal Trading Policies
•Sanctions and Reporting Violations
•Insider Trading Policies
Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•the adviser’s fiduciary duty to its clients;
•compliance with all applicable Federal Securities Laws;
•reporting and review of personal securities transactions and holdings;
•reporting of violations of the code; and
•delivery of the code to all Associated Persons.
Rule 17j-1 under the Investment Company Act of 1940 also requires certain persons to be subject to a code of ethics. Rule 17j-1 makes it unlawful for any affiliated person of a RIC or any affiliated person of its adviser or principal underwriter to engage in certain enumerated types of misconduct in connection with the purchase or sale by such person of a security held or to be acquired by the RIC.
If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Do not guess the answer.
The Company expects all Associated Persons to comply with the spirit of the Code, as well as the specific requirements contained in the Code.
The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Company may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. You can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

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Definitions
These terms have special meanings as used in this Code of Ethics:
Access Person - An "Access Person" is a Supervised Person who has access to nonpublic information regarding any client's purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the Company's directors, officers, and partners are presumed to be Access Persons. The Company considers all of its employees Access Persons. Therefore, all employees are subject to the requirements of this Code of Ethics.

Associated Person - For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as "Associated Persons."

Beneficial Interest/Ownership - Means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by members of an Access Person's immediate family living in the Access Person's household, as defined below.

Chief Compliance Officer - Means Darcy Limanni, or another person that has been designated to perform the functions of Chief Compliance Officer. For purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by another qualified individual and shall be clearly denoted in the Company's compliance files.

Client - Any person for whom, or entity for which, the Company serves as an investment adviser, renders investment advice, or makes any investment decisions for compensation is considered a client.
Covered Account - Means any account in which an Access Person has any direct or indirect Beneficial Ownership.

Federal Securities Laws - Means the Securities Act of 1933 , the Securities Exchange Act of 1934 ,
the Sarbanes-Oxley Act of 2002 , the Investment Company Act of 1940, the Investment Advisers Act of 1940, title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Material Nonpublic Information - See sub-section 7 "Insider Trading Policy" herein.

Members of the Family/Household - "Members of the Family/Household" include:

•a spouse or domestic partner (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support);
•children under the age of 18;
•children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and
•any of the people who live in the Access Person's household including stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws, and adoptive relationships.

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Non-Reportable Securities - "Non-Reportable Securities:" include:

•direct obligations of the Government of the United States;
•bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short- term debt instruments, including repurchase agreements;
•shares issued by money market funds;
•shares issued by open-end investment companies registered in the U.S., none of which are advised or underwritten by the Company or an affiliate;
•interests in 529 college savings plans; and
•shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds.

Private Placement – Also known as a “Limited Offering.” An offering that is exempt from registration pursuant to sections 4(2) or 4(6) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D.

Reportable Securities - Means all Securities, except Non-Reportable Securities, in which an Access Person has Beneficial Ownership.

RIC – Registered Investment Company

Security or Securities - Means anything that is considered a "security" under the Investment Advisers Act of 1940. This is a very broad definition of security. It includes most kinds of investment instruments, including things that one might not ordinarily think of as "securities," such as:

•exchange traded funds;
•options on securities, on indexes and on currencies;
•investments in all kinds of limited partnerships;
•investments in foreign unit trusts and foreign mutual funds; and
•investments in private investment funds and hedge funds.
If there is any question or doubt about whether an investment is considered a security or a Reportable Security under this Code, ask the Chief Compliance Officer.
Supervised Person - A "Supervised Person" is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. This may also include all temporary workers, consultants, independent contractors, and anyone else designated by the Chief Compliance Officer. For purposes of the Code, such ‘outside individuals' will generally only be included in the definition of a supervised person, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The Chief Compliance Officer shall make the final determination as to which of these are considered supervised persons.

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Fiduciary Duty Standards
This Code of Ethics is based on the principle that the Company has a fiduciary duty to place the interests of clients ahead of the Company's interests. The Company must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of the Company's clients.

All Associated Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Associated Persons.
The Company Associated Persons designated as Access Persons by a RIC shall comply with the RIC’s Code of Ethics in addition to the Company’s Code of Ethics.
We expect all Associated Persons to adhere to the highest standards with respect to any potential conflicts of interest with clients. As a fiduciary, the Company must act in its clients’ best interests. Neither the Company, nor any Associated Person should ever benefit at the expense of any client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.
Guidelines for Professional Standards
•At all times, all Associated Persons must comply with applicable Federal Securities Laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.
•All Associated Persons are required to report any violation of the Code, by any person, to the CCO or other appropriate persons of the Company promptly. Such reports will be held in confidence to the extent practicable. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation.
•Associated Persons must place the interests of clients first. All Associated Persons must scrupulously avoid serving his or her own personal interests ahead of the interests of the Company's clients. In addition, Associated Persons must work diligently to ensure that no client is preferred over any other client.
•Associated Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve the Company and/or its Associated Persons on one hand and clients on the other hand will generally be fully disclosed and/or resolved in a way that favors the interests of the clients over the interests of the Company and its Associated Persons. If an Associated Person believes that a conflict of interest has not been identified or appropriately addressed, that Associated Person should promptly bring the issue to the CCO’s attention.
•All Associated Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or from engaging in any manipulative or deceitful practice with respect to clients or securities.
•No Associated Person may serve on the board of directors of any publicly traded company without prior written permission from the CCO.
•Associated Persons will not cause or attempt to cause any client to purchase, sell, or hold any security in a manner calculated to create any personal benefit, or on behalf of the Company.
•Associated Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading,

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promoting the Company’s services, and engaging in other professional activities.
•Associated Persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of clients and in cooperation with the CCO. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.
•Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company's clients. Likewise, Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person's judgment.
•Associated Persons are subject to Insider Trading Policies adopted by the Company to detect and prevent the misuse of material nonpublic information.
•No Associated Person shall communicate information known to be false to others (including, but not limited to clients, prospective clients and other Associated Persons) with the intention of manipulating financial markets for personal gain.
•Associated Persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the CCO.
•When any Associated Person faces a conflict or potential conflict between his or her personal interest and the interests of clients, he or she is required to immediately report the conflict to the CCO for instructions regarding how to proceed.
•Associated Persons must treat recommendations and actions of the Company as confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other nonpublic information, except to broker-dealers, other bona fide service providers, or regulators in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the CCO.
•No Associated Person shall intentionally sell to or purchase from a client any security or other property without prior written authorization from the CCO.
•No Associated Person shall provide loans or receive loans from clients.

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Cromwell Investment Advisors, LLC Code of Ethics – September 2023

Code of Ethics Compliance and Administration
The CCO administers the Code of Ethics and shall certify compliance with any RIC’s Code of Ethics to the RIC’s CCO on a quarterly basis. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) the Company to comply with all applicable Federal Securities Laws; and (ii) the CCO to discharge duties under the Code of Ethics.
There are three Reporting Forms that an Access Person must complete under this Code. Additional information about, and copies of, these Reporting Forms are included below. You can also obtain copies of the Reporting Forms from the CCO.

Nothing herein shall prohibit or impede in any way an Associated Person or former Associated Person from reporting a possible securities law violation directly to the SEC or other regulatory authority. In addition, the Company will not retaliate in any way against an Associated Person or former Associated Person for providing information relating to a possible securities law violation to the SEC or other regulatory authority.
The Company's management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Associated Persons, and the Company shall require each Associated Person to provide in writing an acknowledgement of their receipt, understanding and acceptance of the change(s).
Associated Persons are generally expected to discuss any perceived risks or concerns about the Company’s business practices with their direct supervisor. However, if an Associated Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, the Associated Person should bring the matter to the CCO’s attention, or if the supervisor is the CCO, then to the attention of a senior officer of the firm.

The Company will distribute the Company’s Code of Ethics to each Associated Person upon the commencement of employment or engagement and upon any amendment to the Code of Ethics.
All Associated Persons must acknowledge that they have received, read, understand, and agree to comply with the Company's Code of Ethics by completing the Agreement to Abide by Code of Ethics upon commencement of employment or engagement with the Company. All Associated Persons will be required to acknowledge in writing receipt of any amendments made to this Code of Ethics.

The Company will, upon request, furnish clients with a copy of the Code of Ethics. All client requests for the Company’s Code of Ethics should be directed to the CCO.
The CCO will maintain a copy of this Code of Ethics in the Company's files. Additionally, the CCO will review the Code of Ethics at least annually to ensure it remains appropriately aligned with the Company's advisory business.

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Personal Trading Policies
Personal Securities Transactions
Personal trading activity conducted by the Company’s Access Persons should be executed in a manner consistent with our fiduciary obligations to our clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person trades should not involve trading activity so excessive as to conflict with one’s ability to fulfill daily job responsibilities or to otherwise violate anti- manipulative or insider trading regulations.
Accounts Covered by the Code
The Company’s Code of Ethics applies to all Reportable Securities and Covered Accounts over which Access Persons have any Beneficial Interest, which typically includes securities held by immediate family members sharing the same household. Immediate family members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.
The Company considers all of its employees to be Access Persons.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.
The following policies and procedures apply to all securities owned or controlled by an Access Person, and any Covered Account. Any account in question should be addressed with the CCO immediately to determine if it is considered a Covered Account.

Improper trading activity can constitute a violation of this Code. Nevertheless, the Code can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

Reportable Securities
The Company requires Access Persons to provide periodic reports regarding transactions and holdings in all Reportable Securities, which include any Security, except the following, which are Non- Reportable Securities:

•Direct obligations of the Government of the United States;
•Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short- term debt instruments, including repurchase agreements;
•Shares issued by money market funds;
•Shares issued by open-end investment companies registered in the U.S., none of which are advised or underwritten by the Company or an affiliate;
•Interests in 529 college savings plans; and
•Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in the Company’s Code of Ethics.

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Reporting Requirements
The Company must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must promptly report to the Company the opening of any new Covered Accounts, submit quarterly reports regarding Reportable Securities transactions, and report Reportable Securities holdings on an annual basis.

The CCO will make all required records of personal transactions in Reportable Securities available to the required regulatory authority, promptly upon request. These include statements for all accounts for personal securities transactions.

All Access Persons must file reports as described below, even if there are no holdings, transactions, or accounts to list in the reports. Copies of the reporting forms are included at the end of the Code or can be obtained from the CCO. The Company may rely on brokerage statements to the extent such statements are made accessible to the CCO.

1.Initial Holdings Reports
No later than 10 calendar days after an Associated Person becomes an Access Person (or within 10 days of the adoption of this Code if the Associated Person was already an Access Person at the time of its adoption), that Access Person must submit an Initial Holdings Report to the CCO. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

2.Annual Holdings Reports
By January 31 of each year, each Access Person must file an Annual Personal Securities Holdings Report with the CCO.
Content Requirements for Initial and Annual Holdings Reports

Each holdings report (initial and annual) must contain at a minimum:

•the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the access person has any direct or indirect beneficial ownership;
•the name of any broker, dealer or bank with which the access person maintains an account in which any securities (including securities that are not Reportable Securities) are held for the Access Person's direct or indirect benefit; and;
•the date the Access Person submits the report.
All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted. If you do not have any holdings to report, this should be indicated on the relevant holdings report.
3.Quarterly Transaction Reports
No later than 30 calendar days after the end of March, June, September, and December, each year, each Access Person must file a Quarterly Report of Personal Securities Transactions form with the CCO.
The Quarterly Report of Personal Securities Transactions form requires each Access Person to list all transactions in Reportable Securities during the most recent calendar quarter in which the Access Person had Beneficial Ownership.

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Content Requirements for Quarterly Transactions Reports

Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

•the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
•the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•the price of the security at which the transaction was effected;
•the name of the broker, dealer or bank with or through which the transaction was effected; and
•the date the access person submits the report.
The quarterly transaction reporting requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts, in which such transactions took place, to the Company, c/o the CCO, provided all required information is included in the report and the Company receives the confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction(s) took place.
Alternatively, Access Persons may submit this information on the Quarterly Report of Personal Securities Transactions form provided by the Company.
If you did not have any transactions or account openings to report, this should be indicated on the Quarterly Report of Personal Securities Transactions form. Signed and dated Quarterly Report of Personal Securities Transactions form and/or duplicate account statements must be submitted to the CCO within 30 days of the end of each calendar quarter.

Exceptions from Reporting Requirements
There are limited exceptions from certain reporting requirements. Specifically, Access Persons are not required to submit:

•quarterly reports for any transactions effected pursuant to an automatic investment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be included in a quarterly transaction report; or
•any reports with respect to Reportable Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as a blind trust, wherein the Access Person has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management.
Any investment plans or accounts for which an Access Person claims an exception based on “no direct or indirect influence or control” (as defined in the next paragraph) must be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception and make record of such determination. Unless and until such exception is granted, all applicable reporting requirements shall apply.
“No direct or indirect influence or control” with respect to an account shall mean that the Access Person has 1) no knowledge of the specific management actions taken by the trustee or third party manager; 2) no right to intervene in the management of the account by the trustee or third party manager; 3) no discussions with the trustee or third party manager concerning account holdings which could reflect control or influence; and 4) no discussions with the trustee or third party manager wherein the Access Person provides investment directions or suggestions.

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In making a determination of whether or not the Access Person has direct or indirect influence or control, the CCO will ask for information about the Access Person’s relationship with the party responsible for making the investment decisions regarding the account (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm).

The Company requires that all Access Persons seeking a reporting exception for an account based on “no direct or indirect influence or control” submit such a request in writing to the CCO initially when the exception is first sought, and no less than annually thereafter confirm in writing that the exception still applies.
The CCO may periodically request information or a certification from a party responsible for managing the account and may also periodically request reporting on the account to identify transactions that would have been prohibited pursuant to this Code of Ethics, absent the exception granted.

Review and Recordkeeping
The CCO shall review personal trading reports for all Access Persons no less than quarterly, and will otherwise take reasonable steps to monitor compliance with, and enforce this Code of Ethics.
Evidence of the reviews shall be maintained in the Company's files.
The Company reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person's expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

The Company’s Code of Ethics is designed to mitigate material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO, or designee, monitors Access Persons’ trading to detect potential issues including but not limited to:

•trading in securities appearing on the Restricted List;
•frequent short-term trades detrimental to their work;
•front-running and other trading in conflict with client interests; and
•trading that appears to be based on Material Nonpublic Information.
The CCO will review reports submitted pursuant to the Code of Ethics for potential behavior issues. The CCO’s trades are reviewed by the Chief Executive Officer. Upon review, the CCO/Chief Executive Officer will initial and date each report received, and document a written description of any issues noted. Personal trading that appears problematic may result in further inquiry by the CCO/Chief Executive Officer.

Timing of Personal Transactions
If the Company is purchasing/selling or considering for purchase/sale any Reportable Security on behalf of a client account, no Access Person with knowledge of such Company purchase/sale may effect a transaction in that Reportable Security prior to the client purchase/sale having been completed by the Company, or until a decision has been made not to purchase/sell the Reportable Security on behalf of the client account and in accordance with the Company's pre clearance policy, if any.
Case-by-Case Exemptions
Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the prohibitions on trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual,

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potential, or apparent conflict of interest.

Pre-clearance
Access Persons are prohibited from engaging in any transaction in a Reportable Security in any account in which the Access Person has any Beneficial Ownership unless the Access Person obtains the CCO's written pre-clearance for that transaction in advance of the transaction. (For the CCO' s personal trades, the CCO must first obtain written pre-clearance from the Chief Executive Officer.) Any participation in investment clubs, which would result in an Access Person having a Beneficial Ownership in associated accounts, is prohibited.

This pre-clearance requirement includes especially, but is not limited to, acquisition or participation in an initial public offering and purchase or sale of a security obtained through a private placement. In addition, if an Associated Person who owns a security in a private company knows that the company is about to engage in an IPO, he or she must disclose this information to the CCO.

Pre-clearance is obtained by first completing and signing the Personal Securities Trading Request Form. (A copy of the Personal Securities Trading Request Form is included in this Code, or a copy can be obtained from the CCO.) The Personal Securities Trading Request Form is then submitted to the CCO for approval.
If pre-clearance is obtained for a non-IPO or non-private-placement transaction, the approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed. The CCO may deny or revoke pre-clearance for any reason.
If pre-clearance is obtained for an IPO or private placement investment, the Access Person shall act promptly, taking the necessary steps to effectuate the transaction. The CCO may revoke such a pre- clearance any time up until the Access Person has made a firm commitment to invest.
The Company or its Employees may receive information that may be deemed to be Material Nonpublic Information. Consequently, the Company may choose to restrict personal trading in a security of a company or issuer by placing the company or issuer on the Restricted List. Refer to the Company’s Insider Trading Policy in this Code for further information and requirements.

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Sanctions and Reporting Violations of the Code
Disciplinary Responses
All disciplinary responses to violations of the Code shall be administered by the CCO, subject to approval by the Chief Executive Officer of the Company. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.
Violations of this Code of Ethics, or the other policies and procedures set forth in the Compliance Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Associated Person to civil, regulatory or criminal sanctions. No Associated Person will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.
Associated Persons must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, the Company will protect the identity of an Associated Person who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The CCO shall be responsible for ensuring a thorough investigation of all suspected violations of the Code and shall maintain a report of all violations. Retaliation against any Associated Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

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Insider Trading Policy
Background
Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Nonpublic Information by such investment adviser or any associated person. Federal Securities Laws have been interpreted to prohibit, among other things, the following activities:

•trading by an insider while in possession of Material Nonpublic Information;
•trading by a non-insider while in possession of Material Nonpublic Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;
•trading by a non-insider who obtained Material Nonpublic Information through unlawful means such as computer hacking;
•communicating Material Nonpublic Information to others in breach of a fiduciary duty; and
•trading or tipping Material Nonpublic Information regarding an unannounced tender offer.
Definitions
Material Information. "Material Information" generally includes:

•any information that a reasonable investor would likely consider important in making his or her investment decision; or
•any information that is reasonably certain to have a substantial effect on the price of a company's securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Nonpublic Information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. Material Information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.
Nonpublic Information. Information is "nonpublic" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.
Once information has been effectively distributed to the investing public, it is no longer nonpublic. However, the distribution of Material Nonpublic Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Nonpublic Information does not change to public information solely by selective dissemination. Examples of the ways in which nonpublic information might be transmitted include, but are not limited to in person, in writing, by telephone, during a presentation, by email,

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instant messaging, text message, or through social networking sites.

Associated Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Nonpublic Information.

Policies and Procedures
The purpose of these policies and procedures (the "Insider Trading Policies") is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company. The term "insider trading" is not defined in the securities laws, but generally, it refers to the use of Material Nonpublic Information to trade in securities or the communication of Material Nonpublic Information to others.
Prohibited Use or Disclosure of Material Nonpublic Information
Associated Persons are strictly forbidden from engaging in trading utilizing Material Nonpublic Information, either personally or on behalf of the Company or its clients.

In certain situations, depending on facts and circumstances, Material Nonpublic Information may also be received subject to a confidentiality agreement. The CCO must approve all written confidentiality agreements relating to the receipt of Material Nonpublic Information. Any disclosure or use of Material Nonpublic Information in violation of such an agreement is prohibited.

Associated Persons may disclose Material Nonpublic Information only to the Company Associated Persons and outside parties who have a valid business reason for receiving the information, and only in accordance with any confidentiality agreement or information barriers that apply.
Selective Disclosure
Nonpublic Information about the Company’s investment strategies may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. The dissemination of such information may be a violation of the fiduciary duty that the Company owes to its clients.

Receipt of Information
In certain instances, Associated Persons of the Company may receive information that may be deemed to be Material Nonpublic Information. To the extent possible, Associated Persons should seek pre-approval from the CCO prior to accessing such information. In all cases, Associated Persons should immediately inform the CCO if they have or believe they have received Material Nonpublic Information.

Certain Associated Persons may have access to Material Nonpublic Information as part of their regular job responsibilities or may be specifically authorized by the CCO to receive Material
Nonpublic Information. Individuals who act as Chief Compliance Officer and Chief Executive Officer will generally be authorized to receive Material Nonpublic Information. The CCO will provide such authorization in writing. These Associated Persons must notify the CCO immediately after receiving Material Nonpublic Information.
If Associated Persons have questions as to whether they are in possession of Material Nonpublic Information, they should contact the CCO immediately. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated. The CCO may also consult legal counsel.

Upon knowledge that any persons associated with the Company may have received unauthorized Material Nonpublic Information, the CCO will take immediate action to investigate the matter

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Cromwell Investment Advisors, LLC Code of Ethics – September 2023

thoroughly. Where an Associated Person may have received Material Nonpublic Information, the CCO will prepare a written memorandum describing the information, its source, and the date that the information was received. The CCO will determine what precautions may be appropriate to protect the improper dissemination or use of the information. The CCO will communicate restriction requirements to all Associated Persons in writing immediately after determining the need for such additional measures.

Relationships with Potential Insiders
The concept of "insider" is broad, and includes all persons associated with a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result has access to information solely for the company's purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company's attorneys, accountants, consultants, bank-lending officers and the Associated Persons of such organizations.
Third parties with whom the Company has a relationship, such as the Company’s analyst or researcher, may possess Material Nonpublic Information. Access to such information could come as a result of, among other things:

•being employed or previously employed by an issuer (or sitting on the issuer’s board of directors);
•working for an investment bank, consulting firm, supplier, or customer of an issuer;
•sitting on an issuer’s creditors committee;
•personal relationships with connected individuals; and
•a spouse’s involvement in any of the preceding activities.
An Associated Person may become a temporary insider for a company he or she advises.

Individuals associated with a third party who have access to Material Nonpublic Information may have an incentive to disclose the information to the Company due to the potential for personal gain.
Associated Persons should be extremely cautious about investment recommendations, or information about issuers that they receive from third parties. Associated Persons should inquire about the basis for any such recommendations or information and should consult with the CCO if there is any appearance that the recommendations or information are based on Material Nonpublic Information.

Rumors
Creating or passing rumors with the intent to manipulate securities prices or markets may violate the anti-fraud provisions of Federal Securities Laws. Such conduct is contradictory to the Company’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its Associated Persons. Associated Persons are prohibited from knowingly circulating rumors or sensational information with the intent to manipulate securities or markets.

This policy is not intended to discourage or prohibit appropriate communications between Associated Persons of the Company and other market participants and trading counter parties.

Consult with the CCO if you have questions about the appropriateness of any communications.

Responsibility
Associated Persons should consult with the CCO if there is any question as to whether Nonpublic Information is Material Information.

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Cromwell Investment Advisors, LLC Code of Ethics – September 2023

Restricted List
If the CCO believes that an Associated Person may have Material Nonpublic Information regarding a specific company or issuer or that trading in a specific company or issuer may present a conflict of interest to the Company or its clients, the CCO may restrict Associated Persons’ trading. Associated Persons must receive pre-clearance (per the procedure outlined earlier herein) prior to transacting in a security or issuer - by submitting a written request to the CCO.
Penalties for Insider Trading
The legal consequences for trading on or communicating Material Nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation.
Penalties may include:

•civil injunctions;
•jail sentences;
•revocation of applicable securities-related registrations and licenses;
•fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•fines for the Associated Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

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Cromwell Investment Advisors, LLC Code of Ethics – September 2023

Gifts and Entertainment
Policies and Procedures
Associated Persons must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this Policy.

Gift Giving Policy
The Company's Associated Persons are prohibited from giving gifts that may appear lavish or excessive and must receive written approval from the CCO prior to giving a gift valued in excess of
$100 to any client, prospect, individual, or entity with whom the Company does, or is seeking to do, business. Associated Persons should use the Gifts and Entertainment Reporting Form to meet the requirements of this policy. Associated Persons are prohibited from giving a cash payment of any kind or a gift of more than nominal value to a person for soliciting or referring clients or potential clients unless specifically permitted under the Company’s Cash Payment for Client Solicitation Policy.
Entertainment Giving Policy
The Company's Associated Persons are prohibited from giving entertainment that may appear lavish or excessive and must receive written approval from the CCO prior to giving entertainment valued in excess of $100 to any client, prospect, individual, or entity with whom the Company does, or is seeking to do, business. Associated Persons should use the Gifts and Entertainment Reporting Form to meet the requirements of this Policy.
These policies are not intended to prohibit normal business entertainment.

Associated Persons’ Receipt of Gifts
On occasion, Associated Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons. Associated Persons are prohibited from accepting gifts that may appear lavish or excessive and must promptly report the receipt of gifts valued in excess of $100 to the CCO.

Use the Gifts and Entertainment Reporting Form to meet the requirements of this Policy. Gifts such as gift baskets or lunches delivered to the Company’s offices, which are received on behalf of the Company, do not require reporting.

Associated Persons’ Receipt of Entertainment
Associated Persons are prohibited from accepting entertainment that may appear lavish or excessive and must promptly report the receipt of entertainment valued in excess of $100 to the CCO. Use the Gifts and Entertainment Reporting Form to meet the requirements of this Policy.

Gifts and Entertainment Given to Union Officials
Any gift or entertainment provided by the Company to a labor union or a union official in excess of
$250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of the Company’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the CCO on the Gifts and Entertainment Reporting Form.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities”
The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government

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Cromwell Investment Advisors, LLC Code of Ethics – September 2023

investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government, or a foreign political party may also be “instrumentalities” of a foreign government.

Associated Persons must use the Gifts and Entertainment Reporting Form to disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.

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Cromwell Investment Advisors, LLC Code of Ethics – September 2023

Agreement to Abide by Code of Ethics
This agreement is entered into by and between Cromwell Investment Advisors LLC (the "Company") and the Associated Person whose name and signature is represented below.
By signing this agreement, I,     , acknowledge that:

     I have received a copy of the Company's Code of Ethics;

     I have read and understand the information contained in the Code of Ethics; and

     I will abide by the Code of Ethics and any subsequent amendments thereto.

To comply with the Company's Personal Trading Policies and the Code of Ethics, I further certify that I have directed each broker with whom I have a Covered Account containing Reportable Securities and to send to the Company's designated Chief Compliance Officer duplicate copies of all periodic statements relating to my accounts or have otherwise complied with the reporting requirements of the Company's Personal Trading Policies and Code of Ethics.

To meet the disclosure requirements of pertinent securities laws, rules and regulations, I further certify that I will disclose all legal and disciplinary events for which I am, or have been personally involved, including information regarding any actions or fines by any self-regulatory organization.
Print Name:

Signature:

Date:

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Cromwell Investment Advisors, LLC Code of Ethics – September 2023

Associated Persons Report
Cromwell Investment Advisors LLC
As of     , 20

NAME	TITLE	ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS	ACCESS PERSON?
Yes
Yes
Yes
Yes
Yes
Yes

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Cromwell Investment Advisors, LLC Code of Ethics – September 2023

Personal Securities Trading Request Form
Cromwell Investment Advisors LLC

Name:

Details of Proposed Transaction:

Circle One	Purchase / Sale
Date of Transaction
Indicate Name of Issuer and Symbol
Type of Security (e.g., Note, Common Stock, Preferred Stock)
Quantity of Shares or Units
Price Per Share/Unit
Approximate Dollar Amount
Account for Which Transaction will be Made
Name of Broker

Date of Request

You      may /      may not execute the proposed transaction described above. Authorized Signature:
Date of Response:

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Cromwell Investment Advisors, LLC Code of Ethics – September 2023

Initial Personal Securities Holdings Report
(Page 1 of 2)
To: Chief Compliance Officer, Cromwell Investment Advisors LLC From:
(Access Person - Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW.

Re: Initial Personal Securities Holdings Report:

As of     , 20    , I hold the following Reportable Securities:

Date of Transaction	Security Title*	Type of Transaction (Purchase/ Sale/Other)	Type of Security	Ticker/ CUSIP	# of Shares	Principal Amount	Price	Name of Broker-Dealer

*Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

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Cromwell Investment Advisors, LLC Code of Ethics – September 2023

Initial Personal Securities Holdings Report (continued)
(Page 2 of 2)

    The following broker-dealer, bank, or other custodian holds accounts invested in Non- Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s), if necessary.

    As of     , 20    , I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any such account is opened, so long as I am an Access Person with Cromwell Investment Advisors LLC.

Signed:      Date:

Report reviewed by:     Date:

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Cromwell Investment Advisors, LLC Code of Ethics – September 2023

Quarterly Report of Personal Securities Transactions
(Page 1 of 2)
To: Chief Compliance Officer, Cromwell Investment Advisors LLC

From:
(Access Person - Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW.

Re: Quarterly Report of Personal Securities Transactions, as amended:

During the quarter ending     , I have purchased, sold, or have otherwise obtained Beneficial Ownership in the following securities:

Date of Transaction	Security Title*	Type of Transaction (Purchase/ Sale/Other)	Type of Security	Ticker/ CUSIP	# of Shares	Principal Amount	Price	Name of Broker-Dealer

*Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

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Cromwell Investment Advisors, LLC Code of Ethics – September 2023

Quarterly Report of Personal Securities Transactions (continued)

(Page 2 of 2)

    During the above period, I have not purchased or sold any Reportable Securities in which I have direct or indirect Beneficial Ownership.

    During the above period, I have disclosed to the Company all new accounts in which I have direct or indirect Beneficial Ownership.
    I do not currently have any Beneficial Ownership in any Covered Accounts. However, I agree to promptly notify Cromwell Investment Advisors LLC, if I obtain Beneficial Ownership in any account, so long as I am an Access Person of Cromwell Investment Advisors LLC.

Signed:      Date:

Report reviewed by:     Date:

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Cromwell Investment Advisors, LLC Code of Ethics – September 2023

Annual Certification of Compliance
With The Personal Securities Transactions Disclosure Requirements And Code of Ethics For Cromwell Investment Advisors LLC
In accordance with the policies and procedures regarding Personal Securities Transactions and the Code of Ethics for Cromwell Investment Advisors LLC, I certify that as of :
    I have reported all Reportable Securities holdings in which I have Beneficial Ownership.

        I have obtained pre-clearance for all Covered Securities transactions in which I have Beneficial Ownership, except for transactions that are exempt from pre-clearance or those for which I have received a written exception from the Chief Compliance Officer.
    I have reported all Reportable Securities transactions in which I have Beneficial Ownership, except for transactions, which are exempt from reporting, or for which I have received a written exception from the Chief Compliance Officer.

    I have complied with the Code of Ethics in all other respects. Print Name:
Signature:

Dated:

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Cromwell Investment Advisors, LLC Code of Ethics – September 2023

Annual Personal Securities Holdings Report
(Page 1 of 2)
To: Chief Compliance Officer, Cromwell Investment Advisors LLC

From:
(Access Person - Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW.

Re: Annual Personal Securities Holdings Report:

As of,     , 20    , I hold the following Reportable Securities:

Security Title*	Type of Security	Ticker/CUSIP	# of Shares	Principal Amount	Name of Broker-Dealer

*Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

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Cromwell Investment Advisors, LLC Code of Ethics – September 2023

Annual Personal Securities Holdings Report (continued)
(Page 2 of 2)

    The following broker-dealer, bank, or other custodian holds accounts invested in Non-Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s), if necessary

    As of     , 20    , I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any such account is opened, so long as I am an Associated Person with Cromwell Investment Advisors LLC.
Signed:      Date:

Report reviewed by:     Date:

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Cromwell Investment Advisors, LLC Code of Ethics – September 2023

Gifts and Entertainment Reporting Form
I gave / received a gift / entertainment. (circle as applicable) Describe the gift or entertainment:

Approximate cost or value (whichever is higher):

Third-party giver or recipient:

Describe any known relationship between the third-party giver or recipient and any public issuer or government entity:

Describe the relationship between the third party and yourself and/or the Company. If known, describe the reason that the gift or entertainment was given or received:
List any other gifts or entertainment given by, or received from, the third party within the past 12 months, along with their approximate cost or value.

Is the recipient a union official or otherwise associated with a Taft-Hartley Fund? Yes / No

Signature        Date

Print Name

Reviewer Use Only

     Approved         Not Approved

Reviewed by:

Title:

Date:

Additional Notes (if needed):

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